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                                                                     EXHIBIT F-2


                              Quarles & Brady LLP
                           411 East Wisconsin Avenue
                        Milwaukee, Wisconsin  53202-4497
                               Tel. 414.277.5000
                               Fax  414.271.3552
                                www.quarles.com


                                    January 10, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: Application of Wisconsin Energy Corporation and Wisconsin Electric Power Company on Form U-1 Under the Public Utility Holding Company Act of 1935
          (File No. 70-9741)

Ladies and Gentlemen:

     We are furnishing this opinion to the Securities and Exchange Commission (the "Commission") at the request of Wisconsin Energy Corporation, a Wisconsin corporation ("WEC"), and Wisconsin Electric Power Company, a Wisconsin corporation ("Wisconsin Electric"), in connection with their Application/Declaration on Form U-1, as amended (File No. 70-9741) (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"). This opinion supplements our earlier opinion, dated December 28, 2000, filed as Exhibit F-1 to Amendment No. 2 to the Application filed with the Commission on December 28, 2000.

     The Application requested that the Commission authorize a proposed transaction, as further described in the Application (the "Transaction"), in which: (i) Wisconsin Electric would transfer ownership and control over its transmission assets to American Transmission Company LLC ("ATC" or the "Transco"), a Wisconsin limited liability company formed on June 12, 2000, to become a single-purpose transmission company; (ii) Edison Sault Electric Company ("Edison Sault"), a wholly-owned subsidiary of WEC and an electric utility company as defined by the Act, would transfer ownership and control over its transmission assets to the Transco; (iii) Wisconsin Electric and Edison Sault would receive, in exchange for such transfer, member units of the Transco in proportion to the value of the transmission assets contributed; (iv) Wisconsin Electric would purchase Class A shares of ATC Management Inc. (the "Corporate Manager"), a Wisconsin corporation formed on June 12, 2000, in proportion to the
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Securities and Exchange Commission
January 10, 2001
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value of the transmission assets contributed to the Transco by itself and Edison
Sault; and (v) Wisconsin Electric would purchase one Class B share of the Corporate Manager. WEC also requested an order from the Commission affirming its continued Section 3(a)(1) exemption from registration under the Act following the Transaction.

     By its Order dated December 28, 2000, the Commission granted the Application (Release No. 35-27329; 70-9741). The Transaction was consummated effective as of January 1, 2001.

     In connection with this opinion, we have examined such corporate records, certificates and other documents, and such questions of fact and matters of law, as we have deemed necessary for purposes of this opinion.

     The opinions expressed below with respect to the Transaction are subject to and rely upon the following assumptions and conditions:

     (a) All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transaction have been obtained or made, as the case may be (including the approval and authorization of the Commission under the Act), and the Transaction has been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

     (b) All corporate formalities required by state law for the consummation of the Transaction have been taken.

     (c) The parties have obtained all consents, waivers and releases, if any, required for the Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     (d) The representations and warranties of the parties to the Transaction in the documents providing for the Transaction are true and correct in all material respects.

     Based upon the foregoing, and subject to the assumptions and conditions set forth herein, it is our opinion that:
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Securities and Exchange Commission
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     1.   Each of WEC, Wisconsin Electric and the Corporate Manager is a
          corporation validly existing under the laws of the State of Wisconsin. Edison Sault is a corporation validly existing under the laws of the State of Michigan. The Transco is a limited liability company validly existing under the laws of the State of Wisconsin.

     2. The Transaction has been carried out in accordance with the Application. Upon the Transaction having been consummated as contemplated by the Application:

          (a) All State laws applicable to the Transaction have been complied with;

          (b) (i) Having been acquired by Wisconsin Electric pursuant to the Transaction for the agreed consideration, the shares of the Corporate Manager's Class A common stock and Class B common stock so acquired are validly issued, fully paid and (except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted) nonassessable, and Wisconsin Electric is entitled to the rights and privileges appertaining thereto set forth in the Restated Articles of Incorporation of the Corporate Manager;

               (ii) Having been acquired by Wisconsin Electric and Edison Sault pursuant to the Transaction for the agreed consideration, the member units representing membership interests in the Transco so received are validly issued, fully paid and nonassessable, and Wisconsin Electric and Edison Sault are entitled to the rights and privileges appertaining thereto set forth in the articles of organization and operating agreement of the Transco;

          (c) Wisconsin Electric has legally acquired the shares of Class A common stock and Class B common stock of the Corporate Manager acquired by it. Wisconsin Electric and Edison Sault have legally acquired the membership interests in the Transco acquired by each of them; and

          (d) The consummation of the Transaction did not violate the legal rights of the holders of any securities issued by WEC, Wisconsin Electric or any associate company thereof.

     We are attorneys licensed to practice law in the State of Wisconsin. In rendering this opinion, we have relied as to matters of Michigan law on the opinion of Loomis, Ewert, Parsley,
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Securities and Exchange Commission
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Davis & Gotting, P.C., of even date herewith, a copy of which is being filed as an exhibit to the Application.

     We hereby consent to the filing of this opinion as an exhibit to the Application.

                              Very truly yours,

                              /s/ Quarles & Brady LLP

                              QUARLES & BRADY LLP